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                                                                     Exhibit 4.1
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                       [Letterhead of Penton Media, Inc.]

                                  July 31, 2002

National City Bank
Corporate Trust Administration
629 Euclid Avenue, Suite 635
Cleveland, Ohio 44114

Attention:  Laura Kress


              Re: Amendment No. 2 to Rights Agreement
                  -----------------------------------

Ladies and Gentlemen:

     Pursuant to Section 27 of the Rights Agreement, as amended (the "Rights Agreement"), dated as of June 9, 2000, between Penton Media, Inc. (the "Company"), and National City Bank, as successor rights agent to Harris Trust and Savings Bank, the Company, by resolution adopted by its Directors, hereby amends the Rights Agreement as follows:

     1. Section 1(j) of the Rights Agreement is hereby amended by deleting the current section and replacing it with the following language:

     "(j) `EXPIRATION DATE' means the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in SECTION 23, (iii) the time at which all exercisable Rights are exchanged as provided in SECTION 24, and (iv) if the Rights Agreement has not been approved by the affirmative vote of a majority of the votes cast of the Company's capital stock entitled to vote thereon at a meeting of the stockholders to be held not later than the annual meeting of the Company's stockholders to be held in 2003 (or any adjournment or postponement thereof), at the Close of Business on the day of such annual meeting (or any adjournment or postponement thereof).

     2. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 2 to the Rights Agreement, but shall remain in full force and effect.

     3. Capitalized terms used without other definition in this Amendment No. 2 to the Rights Agreement shall be used as defined in the Rights Agreement.

     4. This Amendment No. 2 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within Delaware.





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National City Bank
July 31, 2002
Page 2

     5. This Amendment No. 2 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     6. This Amendment No. 2 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of this amendment, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

     7. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 2 to the Rights Agreement.

                                      Very truly yours,

                                      PENTON MEDIA, INC.


                                      By: /s/ Preston L. Vice
                                         _________________________________
                                         Name: Preston L. Vice
                                         Title: Senior Vice President

                                      Accepted and Agreed to as of the effective time specified above.

                                      NATIONAL CITY BANK


                                      By: /s/ Laura Kress
                                         _________________________________
                                         Name: Laura Kress
                                         Title: Vice President